Exhibit 10.25

PROMISSORY NOTE

$28,217,112.00	Kermit, Texas 79745	January 15, 2021
(Total of Note)	(City), (State) (Zip)	(Date)

FOR VALUE RECEIVED, Alpine Silica, LLC (“Maker”) promises to pay to the order of Equify Financial, LLC (“Holder”), at 777 Main Street, Suite 3900, Fort Worth, TX 76102, or such other place as Holder may from time to time designate in writing, the amount of Twenty-Eight Million Two Hundred Seventeen Thousand One Hundred Twelve and 00/100 Dollars ($28,217,112.00), which includes precomputed interest in the amount of $6,817,483.40, representing interest (at the “non-default interest rate”) from the date hereof on the unpaid principal amount outstanding from time to time through the maturity of each installment (assuming that each installment will be received on its respective due date) (but in no event shall the interest exceed any maximum permitted by applicable law). Both principal and interest shall be paid in 84 consecutive monthly installments commencing on March 01, 2021 and continuing on April 01, 2021 and on the same day of each month thereafter. The first 83 of such installments shall be in the amount of $335,918.00 each, and the final installment, in the amount of $335,918.00, shall be paid on February 01, 2028. Maker shall also pay to Holder on demand, on each installment not fully paid prior to the tenth day (or such longer period as required by law) after its due date, a late charge equal to the maximum percentage of such overdue installment legally permitted as a late charge, not to exceed five percent (5%); and after maturity of the entire indebtedness (whether by acceleration or otherwise), Maker shall pay, on demand, interest on the unpaid indebtedness (excluding accrued and unpaid interest and late charges) at the maximum lawful daily rate, but not to exceed 0.0666% per day, until paid in full. Unless prohibited by applicable law, during any period of time when Maker is in default under the terms of this Note, Maker shall pay interest on the unpaid principal amount outstanding from time to time at the maximum lawful daily rate, not to exceed 0.0666% per day, in place of the non-default interest rate set forth or implied in this Note, until the default is cured. Interest shall be calculated on the basis of a 360-day year and for the actual number of days elapsed, unless such calculation would cause the effective interest rate to exceed the maximum rate allowed by applicable law, in which case such calculation shall be on the basis of a 365-day year. Maker agrees to an effective rate of interest which is the rate stated or implied in this Note plus any additional sums or charges provided for herein or incident to the transaction of which this Note forms a part which are or may be deemed to be interest under applicable law, but not more than the maximum amount permissible under applicable law.

Upon nonpayment when due of any amount owing hereunder, or if default occurs under any other obligation of Maker to Holder or under any security agreement, pledge, assignment, deed of trust, or any other instrument or document executed to evidence, secure, guarantee, govern or in any way pertain to the loan evidenced by this Note or any other obligation of Maker to Holder, Holder may, at its option, without notice or demand, accelerate the maturity of the accrued and unpaid indebtedness then outstanding under this Note and declare same to be at once due and payable whereupon it shall be and become immediately due and payable. Maker, all endorsers, guarantors and any other party liable on this Note also promise and agree to pay Holder’s costs, expenses and reasonable attorneys’ fees incurred in enforcing and/or collecting this Note. Maker, all endorsers, guarantors and any other party liable on this Note waive presentment for payment, demand, protest, notice of protest and notice of nonpayment, default and dishonor, notice of intent to accelerate, notice of acceleration, and further, to the extent allowed by law, waive all benefits of valuation, appraisement and exemption laws. Holder may, without notice, extend the time of payment of this Note, postpone the enforcement hereof, grant any other indulgence, add or release any party primarily or secondarily liable hereon and/or release or change any collateral securing this Note without affecting or diminishing Holder’s right of recourse against Maker, all endorsers, guarantors and other parties liable on this Note, which right is hereby expressly reserved. As used in this Note, the term “Holder” includes any future holder of this Note. If more than one party signs this Note as Maker, the obligations of each of them shall be joint and several.

US 8458200

As a material inducement to Holder to advance funds or otherwise provide financial accommodations to or for the benefit of Maker and/or in consideration of Holder having previously done so, Maker agrees that in the event of any prepayment of any of Maker’s indebtedness for borrowed money now or hereafter owing to Holder (whether evidenced hereby or otherwise), whether voluntary or involuntary, Maker shall simultaneously pay a prepayment premium equal to the sum of nineteen hundredths of one percent (0.19%) of the principal amount then being prepaid multiplied by the number of calendar months between the date of such prepayment and the scheduled fmal maturity date of the indebtedness being prepaid. Any partial prepayment shall be applied first to accrued and unpaid late charges, then to any other fees or expenses payable hereunder, then to accrued and unpaid interest, with the remainder applied to reduction of principal; the amount and due date of the remaining scheduled installments shall not be affected, but the number of remaining installments will be reduced as a result of said partial prepayment.

Notwithstanding anything to the contrary in this Note or any related writing, all agreements between Maker and Holder, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of maturity or otherwise, shall the interest contracted for, charged or received by Holder exceed the maximum amount permissible under applicable law. The right to accelerate maturity of sums due under this Note does not include the right to accelerate any interest which has not otherwise been earned on the date of such acceleration, and Holder does not intend to charge or collect any unearned interest in the event of acceleration. If, from any circumstance whatsoever, interest would otherwise be payable to Holder in excess of the maximum lawful amount, the interest payable to Holder shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Holder shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of the principal, such excess shall be refunded to Maker. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any extension or renewal hereof) so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between Maker and Holder.

The proceeds from the loan evidenced by this Note are to be used for business purposes only, and no part thereof is to be used for primarily consumer, personal, family or household purposes. Maker acknowledges and agrees that Maker’s obligations hereunder shall be secured by any security agreement, mortgage, deed of trust or pledge executed by Maker in favor of Holder, whether now existing or hereafter executed.

THIS WRITTEN AGREEMENT AND ALL OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. THIS NOTE MAY NOT BE CHANGED OR TERMINATED ORALLY.

MAKER: Alpine Silica, LLC

By:	/s/ Ladd Wilks
Name: Ladd Wilks
Title: President

/s/ Tammy L. Brinkley
(Witness for all Makers)

2011 EQUIFY FINANCIAL, LLC — PN1PC (2/13/12)	Page 2 of 2

Including all attachments, accessions and accessories to, and all proceeds of, all of the foregoing, including without limitation all insurance proceeds and all rental proceeds, accounts and chattel paper arising out of or related to the sale, lease, rental or other disposition thereof.

This schedule is hereby verified correct and the undersigned acknowledge receipt of a copy.

Secured Party:		Debtor:

Equify Financial, LLC		Alpine Silica, LLC

By:	/s/ Authorized Signatory	By:	/s/ Ladd Wilks
Name		Name: Ladd Wilks
Title: Authorized Signatory		Title: President

EFLLC Schedule A- (2/13/12)	Page 9 of 9

Alpine Silica, LLC

10589 N FM 1218

Kermit, Texas 79745

January 15, 2021

Equify Financial, LLC

777 Main Street, Suite 3900

Fort Worth, TX 76102

Re:	Promissory Note in the amount $28,217,112.00 dated January 15, 2021, executed by Alpine Silica, LLC as Maker and payable to Equify Financial, LLC as Holder

Dear Sir or Madam:

With regards to the proceeds due us under the above captioned, we do hereby irrevocably authorize, direct and request that you remit sums as follows:

$21,343,598.60	To	Equify Financial, LLC Account #12525, 12534, 12545, 12559, 12560, 12561, 12566, 12599, 12601

$56,030.00	To	Equify Financial, LLC, in payment of a documentation fee which is agreed to be fully earned as of the date hereof

This represents the entire amount due us.

Payment by you as aforesaid shall be in all respects the equivalent of payment directly to us, and you shall not be obligated to see to the application thereof by the recipient.

Sincerely,

Alpine Silica, LLC

By:	/s/ Ladd Wilks
Ladd Wilks
Title: President

EFLLC-/PayProcSumPaym (2/13/12)